                                                                    EXHIBIT 99.1

                            RALEIGH TECHNOLOGY CORP.

                            EQUITY COMPENSATION PLAN

                         Effective as of March 31, 1999

                            RALEIGH TECHNOLOGY CORP.
                            EQUITY COMPENSATION PLAN


                         ARTICLE I - GENERAL PROVISIONS

1.1 The Plan is designed, for the benefit of the Company, to attract and retain for the Company personnel of exceptional ability; to motivate such personnel through added incentives to make a maximum contribution to greater profitability; to develop and maintain a highly competent management team; and to be competitive with other companies with respect to equity compensation.

1.2 Awards under the Plan may be made to Participants in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; and/or (iii) Restricted Stock.

1.3      The Plan shall be effective as of the Effective Date.

         (a) Notwithstanding any other provision of this Plan, any Award granted to a Participant prior to the date on which the shareholders of the Company approve the Plan (which approval must be obtained within the 12-month period before the Effective Date or the 12-month period after the Effective Date in order for Incentive Stock Options to be granted under the Plan) shall be conditioned upon and subject to such shareholder approval to the extent required by Section 16(b) of the Act or Section 422 of the Code.

         (b) If an Incentive Stock Option is granted prior to the date on which such shareholder approval is obtained, and such approval is not obtained before the end of the 12-month period beginning on the Effective Date, such Incentive Stock Option shall be deemed a Nonqualified Stock Option granted pursuant to Article V.

                            ARTICLE II - DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1 "Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.2 "Agreement" means the written agreement evidencing each Award granted to a Participant under the Plan.

2.3 "Award" means an award granted to a Participant in accordance with the provisions of the Plan.

2.4      "Board" means the Board of Directors of Raleigh Technology Corp.

2.5 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.6 "Committee" means the Compensation Committee of the Board or such other committee consisting of two or more members as may be appointed by the Board to administer this Plan pursuant to Article III or for such limited purposes as may be provided by the Board. To the extent required by Rule 16b-3 under the Act the Committee shall consist of individuals who are members of the Board and Non-Employee Directors.

2.7 "Company" means Raleigh Technology Corp., a North Carolina corporation, and its successors and assigns. The term "Company" shall include any Parent Corporation and any Subsidiary Corporation. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Accton Americas Management Group, Inc. shall be authorized to act on behalf of all other entities included within the definition of Company.

2.8 "Disability" means disability as determined under procedures established by the Committee or in any Award.

2.9      "Effective Date" shall mean March 31, 1999.

2.10 "Eligible Participant" means any employee of the Company, as shall be determined by the Committee, as well as any other person, including directors and consultants whose participation in the Plan the Committee determines is in the best interest of the Company, subject to limitations as may be provided by the Code, the Act or the Committee.

2.11 "Fair Market Value" shall be the value of a share of stock, as determined by the Committee in its sole discretion from time to time. The determination of Fair Market Value in connection with an Incentive Stock Option shall be made by the Committee in accordance with Section 422 of the Code and the rules and regulations thereunder.

2.12 "Incentive Stock Option" means a Stock Option granted under Article IV of the Plan, and as defined in Section 422 of the Code.

2.13 "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Act.

2.14 "Nonqualified Stock Option" means a Stock Option granted under Article V of the Plan.

2.15     "Option Grant Date" means, as to any Stock Option, the latest of:

         (a) the date on which the Committee grants the Stock Option by authorizing the officers of the Company to enter into an Award Agreement with the Participant for a specified number of options at a specified exercise price;

         (b) the date the Participant receiving the Stock Option becomes an employee of the Company, to the extent employment status is a condition of the grant or a requirement of the Code or the Act; or

         (c) such other date (later than the dates described in (i) and (ii) above) as the Committee may designate.

2.16 "Parent Corporation" means any corporation (other than Accton Americas Management Group, Inc.) in an unbroken chain of corporations ending with Accton Americas Management Group, Inc. if, at the time of the granting of the option, each of the corporations other than Accton Americas Management Group, Inc. owns stock possessing 50 percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.17 "Participant" means an Eligible Participant to whom an Award has been granted and who has entered into an Agreement evidencing the Award.

2.18 "Plan" means the Raleigh Technology Corp. Equity Compensation Plan, as amended from time to time.

2.19 "Restricted Stock" means an Award of Stock under Article VII of the Plan, which Stock is issued with the restriction that the holder may not sell, transfer, pledge, or assign such Stock and with such other restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to vote such Stock, and the right to receive any cash dividends, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.20 "Restriction Period" means the period commencing on the date an Award of Restricted Stock is granted and ending on such date as the Committee shall determine.

2.21 "Stock" means shares of common stock of Raleigh Technology Corp., as may be adjusted pursuant to the provisions of Section 3.10.

2.22 "Stock Option" means an Award under Article IV or V of the Plan of an option to purchase Stock. A Stock Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.23 "Subsidiary Corporation" means any corporation (other than Accton Americas Management Group, Inc.) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.24 "Termination of Employment" means the discontinuance of employment of a Participant with the Company for any reason. The determination of whether a Participant has discontinued employment shall be made by the Committee in its discretion. In determining whether a Termination of Employment has occurred, the Committee may provide that service as a consultant or service with a business enterprise in which the Company has a significant ownership interest shall be treated as employment with the Company. The Committee shall have the discretion, exercisable either at the time the Award is granted or at the time the Participant terminates employment, to establish as a provision applicable to the exercise of one or more Awards that during the limited period of exercisability following Termination of Employment, the Award may be exercised not only with respect to the number of shares of Stock for which it is exercisable at the time of the Termination of Employment but also with respect to one or more subsequent installments for which the Award would have become exercisable had the Termination of Employment not occurred.

                          ARTICLE III - ADMINISTRATION

3.1 This Plan shall be administered by the Committee. A Committee member who is not a Non-Employee Director shall not be able to participate in the decision to the extent prescribed by Rule 16b-3 under the Act at any time that the officers and directors of the Company are subject to
         Section 16 of the Act. The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. The Committee also may limit the power of any member to the extent necessary to comply with Rule 16b-3 under the Act or any other law. Members of the Committee shall be appointed originally, and as vacancies occur, by the Board, to serve at the pleasure of the Board. The Board may serve as the Committee if by the terms of the Plan all Board members are otherwise eligible to serve on the Committee.

3.2 The Committee shall meet at such times and places as it determines. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. A memorandum signed by all of its members shall constitute the decision of the Committee without necessity, in such event, for holding an actual meeting.

3.3 The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the

         Award, including without limitation, the determination of the number of Stock Options and shares of Stock subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Participants and their beneficiaries.

3.4 The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

3.5 The aggregate number of shares of Stock which are subject to an Award under the Plan shall be Three Million, One Hundred Ninety Seven Thousand, Eight Hundred Twenty Seven (3,197,827) shares, subject to adjustment as provided in Section 3.10. Such shares of Stock shall be made available from authorized and unissued shares of the Company. If, for any reason, any shares of Stock subject to Options awarded under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of a Stock Option, such shares of Stock shall not be charged against the aggregate number of shares of Stock subject to Options available for Awards under the Plan, and may again be subject to Options available for Award under the Plan.

3.6 Each Award granted under the Plan shall be evidenced by a written Award Agreement. Each Award Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, required by the Committee.

3.7 The Company shall not be required to issue or deliver any certificates for shares of Stock prior to:

         (a) the listing of such shares on any stock exchange or national quotation system on which the Stock may then be listed; and

         (b) the completion of any registration or qualification of such shares of Stock under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its discretion, determine to be necessary or advisable.

3.8 All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or national quotation system upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

3.9 Subject to the restrictions on Restricted Stock, as provided in Article VII of the Plan and in the Restricted Stock Award Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a shareholder with respect to such shares of Stock, including the right to vote the shares to the extent, if any, such shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Award Agreement, no Participant awarded a Stock Option shall have any right as a shareholder with respect to any shares of Stock covered by his or her Stock Option prior to the date of issuance to him or her of a certificate or certificates for such shares of Stock.

3.10 If any reorganization, recapitalization, reclassification, stock split-up, stock dividend, or consolidation of shares of Stock, merger or consolidation of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company's corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of Stock or other securities of the Company, or for shares of Stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Stock, then equitable adjustments shall be made by the Committee in:

         (a) the limitation of the aggregate number of shares of Stock that may be awarded as set forth in Section 3.5 of the Plan;

         (b) the number and class of Stock that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

         (c) the purchase price to be paid per share of Stock under outstanding Stock Options; and

         (d) the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Stock;

         provided, however, that all adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Stock Option shall continue to be an Incentive Stock Option, as defined in Section 422 of the Code, unless the Committee has stated its intent in writing to treat such Stock Option instead as a Nonqualified Stock Option.

3.11 In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

3.12 The Committee may require each person purchasing shares of Stock pursuant to a Stock Option Award or other Award under the Plan to represent to and agree with the Company in writing that he is acquiring the shares of Stock without a view to distribution thereof. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

3.13 The Committee shall be authorized to make adjustments in performance based criteria or in the other terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. Unless otherwise required by applicable law, rule or regulation, such adjustments will not be considered to result in the grant of a new Stock Option or other Award. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate to assume the outstanding awards, rights and obligations.

3.14 If the Committee determines that egregious circumstances exist which have been caused by the Participant, the Committee shall have the full power and authority to cancel or suspend any Award to such Participant. In particular, but without limitation, all outstanding Awards to any Participant may be canceled if (a) the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in, other than any insubstantial interest, as determined by the Committee, any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee; (b) the Participant is terminated for cause as defined in Section 8.2(a); or (c) the Company voluntarily or involuntarily files for and obtains relief under the United States Bankruptcy Code or any similar state law for the protection of creditors.

                      ARTICLE IV - INCENTIVE STOCK OPTIONS

4.1 Each provision of this Article IV and of each Incentive Stock Option granted hereunder shall be construed in accordance with the provisions of Section 422 of the Code, and any provision hereof that cannot be so construed shall be disregarded.

4.2 All or any portion of the shares of stock authorized for issuance pursuant to Section 3.5 herein shall be available for issuance pursuant to Incentive Stock Options granted hereunder.

4.3 Incentive Stock Options shall be granted only to Eligible Participants who are in the active employment of the Company, each of whom may be granted one or more such Incentive Stock Options for a reason related to his employment at such time or times determined by the Committee following the Effective Date until March 31, 2009, subject to the following conditions:

         (a) The Incentive Stock Option price per share of Stock shall be set in the Award Agreement, but shall not be less than 100% of the Fair Market Value of the Stock on the Option Grant Date. However, if the Optionee owns more than 10% of the outstanding Stock (as determined pursuant to Section 424(d) of the Code) on the Option Grant Date, the Incentive Stock Option price per share shall not be less than 110% of the Fair Market Value of the Stock on the Option Grant Date.

         (b) The Incentive Stock Option may be exercised in whole or in part from time to time within ten (10) years from the Option Grant Date (five (5) years if the Optionee owns more than 10% of the Stock on the Option Grant Date), or such shorter period as may be specified by the Committee in the Award Agreement; provided, that, in any event, the Incentive Stock Option shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Incentive Stock Option Award Agreement, which period shall not exceed three months unless:

               (i) employment shall have terminated as a result of death or Disability, in which event such period shall not exceed one year after the date of death or Disability; or

               (ii) death shall have occurred following a Termination of Employment and while the Incentive Stock Option was still exercisable, in which event such period shall not exceed one year after the date of death;

               provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Incentive Stock Option.

         (c) The Committee may adopt any other terms and conditions which it determines should be imposed for the Incentive Stock Option to qualify under Section 422 of the Code, as well as any other terms and conditions not inconsistent with this Article IV as determined by the Committee.

4.4 The Committee may at any time offer to buy out for a payment in cash, Stock or other consideration an Incentive Stock Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

4.5 The Incentive Stock Option Award Agreement may include any other terms and conditions not inconsistent with this Article IV or in Article VI, as determined by the Committee.

4.6 If the aggregate Fair Market Value, determined as of the Option Grant Date, of the shares of Stock with respect to which Incentive Stock Options (determined without regard to this subsection) are first exercisable during any calendar year by any Eligible Participant exceeds $100,000, or any Incentive Stock Options fail to qualify under
         Section 422 of the Code, such Incentive Stock Options shall be treated as Nonqualified Stock Options granted under Article V with respect to such excess.

                     ARTICLE V - NONQUALIFIED STOCK OPTIONS

5.1 One or more Stock Options may be granted as Nonqualified Stock Options to Eligible Participants to purchase shares of Stock at such time or times determined by the Committee, following the Effective Date, subject to the terms and conditions set forth in this Article V.

5.2 The Nonqualified Stock Option price per share of Stock shall be established in the Award Agreement and may be less than 100% of the Fair Market Value at the time of the grant, or at such later date as the Committee shall determine.

5.3 The Nonqualified Stock Option may be exercised in full or in part from time to time within such period as may be specified by the Committee or in the Award Agreement; provided, that, in any event, the Nonqualified Stock Option shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Nonqualified Stock Option Award Agreement, which period shall not exceed three months unless:

         (i) employment shall have terminated as a result of death or Disability, in which event such period shall not exceed one year after the date of death or Disability; or

         (ii) death shall have occurred following a Termination of Employment and while the Nonqualified Stock Option was still exercisable, in which event such period shall not exceed one year after the date of death;

         provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Nonqualified Stock Option.

5.4 The Nonqualified Stock Option Award Agreement may include any other terms and conditions not inconsistent with this Article V or in Article VI, as determined by the Committee.


                     ARTICLE VI - INCIDENTS OF STOCK OPTIONS

6.1 Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment as consideration for the grant or exercise of such Stock Option and any provisions which may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

6.2 A Stock Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by him or in the event of his death or Disability, by his guardian or legal representative; provided, however, that a Nonqualified Stock Option may be transferred and exercised by the transferee to the extent determined by the Committee to be consistent with securities and other applicable laws, rules and regulations. Notwithstanding any language herein or in any Award Agreement to the contrary, any restrictions on transfer of a Stock Option in the Plan or the Award Agreement shall be void and of no effect if the Committee determines that a transfer can be made consistent with securities and other applicable laws, rules and regulations.

6.3 Shares of Stock purchased upon exercise of a Stock Option shall be paid for in such amounts, at such times and upon such terms as shall be determined by the Committee, subject to limitations set forth in the Stock Option Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options which permit the Participant to deliver shares of Stock, or other evidence of ownership of Stock satisfactory to the Company, with a Fair Market Value equal to the Stock Option price as payment, provided that any such payment terms comply with any applicable requirements under Rule 16b-3 of the Act.

6.4 No cash dividends shall be paid on shares of Stock subject to unexercised Stock Options.

6.5 In the event of Disability or death, the Committee, with the consent of the Participant or his legal representative, may authorize payment, in cash or in Stock, or partly in cash and partly in Stock, as the Committee may direct, of an amount equal to the difference at the time between the Fair Market Value of the Stock subject to a Stock Option and the option price in consideration of the surrender of the Stock Option.

6.6 If a Participant is required to pay to the Company an amount with respect to income and employment tax withholding obligations in connection with exercise of a Nonqualified Stock Option, and/or with respect to certain dispositions of Stock acquired upon the exercise of an Incentive Stock Option, the Committee, in its discretion and subject to such rules as it may adopt, may permit the Participant to satisfy the obligation, in whole or in part, by making an irrevocable election that a portion of the total Fair Market Value of the shares of Stock subject to the Nonqualified Stock Option and/or the Incentive Stock Option, be paid in the form of cash in lieu of the issuance of Stock and that such cash payment be applied to the satisfaction of the withholding obligations. The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the Stock Option exercise transaction. Notwithstanding any other provision of the Plan, any election under this Section 6.6 is required to satisfy any applicable requirements under Rule 16b-3 of the Act.

6.7 The Committee may permit the voluntary surrender of all or a portion of any Stock Option granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option for the same or a different number of shares of Stock as the Stock Option surrendered, or may require such surrender as a condition precedent to a grant of a new Stock Option to such Participant. Subject to the provisions of the Plan, and except as otherwise agreed by the Participant, such new Stock Option shall be exercisable at the same price as the surrendered Stock Option and during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted. Upon surrender, the Stock Options surrendered shall be canceled and the shares of Stock previously subject to them shall be available for the grant of other Stock Options. For purposes of determining the number of Stock Options issued pursuant to the Plan, new Stock Options offered in consideration for Stock Options to be surrendered shall not be considered as issued until such Stock Options are surrendered unless otherwise required by law.

                         ARTICLE VII - RESTRICTED STOCK

7.1 Restricted Stock Awards may be made to certain Participants as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. Awards of Restricted Stock may be made either alone, in addition to or in tandem with Other Awards granted under the Plan and/or cash payments made outside of the Plan.

7.2      With respect to Awards of Restricted Stock, the Committee shall:

         (a) determine the purchase price, if any, to be paid for such Restricted Stock, which may be equal to or less than par value and may be zero, subject to such minimum consideration as may be required by applicable law;

         (b)   determine the length of the Restriction Period;

         (c) determine any restrictions applicable to the Restricted Stock such as service or performance, other than those set forth in this Article VII;

         (d) determine if the restrictions shall lapse as to all shares of Restricted Stock as the end of the Restriction Period or as to a portion of the shares of Restricted Stock in installments during the Restriction Period; and

         (e) determine if dividends and other distributions on the Restricted Stock are to be paid currently to the Participant or paid to the Company for the account of the Participant.

7.3 Awards of Restricted Stock must be accepted within a period of 60 days, or such shorter period as the Committee may specify, by executing a Restricted Stock Award Agreement and paying whatever price, if any, is required.

         The prospective recipient of a Restricted Stock Award shall not have any rights with respect to such Award, unless such recipient has executed a Restricted Stock Award Agreement and has delivered a fully executed copy thereof to the Committee, and has otherwise complied with the applicable terms and conditions of such Award.

7.4 Except when the Committee determines otherwise, or as otherwise provided in the Restricted Stock Award Agreement, if a Participant terminates employment with the Employer for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction, shall be forfeited by the Participant and shall be reacquired by the Company.

7.5 Except as otherwise provided in this Article VII, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

7.6 To the extent not otherwise provided in a Restricted Stock Award Agreement, in cases of death, Disability or retirement or in cases of special circumstances, the Committee, if it finds that a waiver would be appropriate, may elect to waive any or all remaining restrictions with respect to such Participant's Restricted Stock.

7.7 In the event of hardship or other special circumstances of a Participant whose employment with the Employer is involuntarily terminated, the Committee may waive in whole or in part any or all remaining restrictions with respect to any or all of the Participant's Restricted Stock, based on such factors and criteria as the Committee may deem appropriate.

7.8      The certificates representing shares of Restricted Stock may either:

         (a) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock; and/or

         (b) be issued to the Participant and registered in the name of the Participant, and shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders.

7.9 Except as provided in this Article VII, a Participant receiving a Restricted Stock Award shall have, with respect to the shares of Restricted Stock covered by any Award, all of the rights of a shareholder of the Company, including the right to vote the shares to the extent, if any, such shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts.

7.10 If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.11 In order to better ensure that Award payments actually reflect the performance of the Company and the service of the Participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other Award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a Restricted Stock Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

                    ARTICLE VIII - AMENDMENT AND TERMINATION

8.1 The Board, upon recommendation of the Committee, or otherwise, at any time and from time to time, may amend or terminate the Plan. To the extent required by Rule 16b-3 under the Act (if the officers and directors of the Company are subject to Section 16 of the Act) or
         Section 422 of the Code, no amendment, without approval by the Company's shareholders, shall:

         (a)   alter the group of persons eligible to participate in the Plan;

         (b) increase the maximum number of shares of Stock or Stock Options which are available for Awards under the Plan;

         (c) extend the period during which Incentive Stock Option Awards may be granted beyond March 30, 2009;

         (d) limit or restrict the powers of the Committee with respect to the administration of this Plan;

         (e) change the definition of an Eligible Participant for the purpose of an Incentive Stock Option or increase the limit or the value of shares of Stock for which an Eligible Participant may be granted an Incentive Stock Option;

         (f) materially increase the benefits accruing to Participants under this Plan;

         (g) materially modify the requirements as to eligibility for participation in this Plan; or

         (h)   change any of the provisions of this Article VIII.

8.2 No amendment to or discontinuance of this Plan or any provision thereof by the Board or the shareholders of the Company shall, without the written consent of the Participant, adversely affect, as shall be determined by the Committee, any Award theretofore granted to such Participant under this Plan; provided, however, the Committee retains the right and power to:

         (a) annul any Award if the Participant is terminated for cause as determined by the Committee in its discretion;

         (b) provide for the forfeiture of shares of Stock or other gain under an Award as determined by the Committee for competing against the Company;

         (c) convert any outstanding Incentive Stock Option to a Nonqualified Stock Option; and

         (d) cancel or terminate any and all Stock Options in connection with any proceeding under the United States Bankruptcy Code or any similar proceeding under state law for the protection of creditors.


                      ARTICLE IX - MISCELLANEOUS PROVISIONS

9.1 Nothing in the Plan or any Award granted hereunder shall confer upon any Participant any right to continue in the employ of the Company, or to serve as a director or consultant thereof, or interfere in any way with the right of the Company to terminate his or her employment or relationship at any time. Unless specifically provided otherwise, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as provided in
         Article VII with respect to Restricted Stock and except as otherwise provided by the Committee.

9.2 The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Stock Option or the exercise thereof, or in connection with any other type of equity-based compensation provided hereunder or the exercise thereof, including, but not limited to, the withholding of payment of all or any portion of such Award or another Award under this Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or another Award under this Plan in an amount sufficient to reimburse itself for the amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or another Award under this Plan, in order to withhold or reimburse itself for the amount it is required to so withhold.

9.3 The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Act shall not be applicable with respect to participation in the Plan by Participants who are not subject to Section 16(b) of the Act.

9.4 The terms of the Plan shall be binding upon the Participant, the Company, and their successors and assigns.

9.5 Neither a Stock Option nor any other Award, except as provided otherwise by the Committee, shall be transferable except as provided for herein. If any Participant makes such a transfer in violation hereof, any obligation of the Company shall forthwith terminate.

9.6 This Plan and all actions taken hereunder shall be governed by the laws of the State of North Carolina, without respect to the principles of the choice of law on the conflicts of laws.

9.7 The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

9.8 Each Participant exercising an Award hereunder agrees to give the Committee prompt written notice of any election made by such Participant under Section 83(b) of the Code, or any similar provision thereof.

9.9 If any provision of this Plan or an Award Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, it shall be stricken and the remainder of the Plan or the Award Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, this document is executed effective as of the date specified above.

                                            RALEIGH TECHNOLOGY CORP.

ATTEST:                                     By: /s/ Albert Basilico
                                               ---------------------------------
                                            Print Name:   ______________________
                                            Title: _____________________________
(Corporate Seal)

______________________________
Secretary